                                                                      Exhibit 11

                          COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                         Three Months Ended          Nine Months Ended
                                              July 31,                   July 31,
                                      -----------------------     ------------------------
                                         1996         1997            1996         1997
                                      ---------    ----------     ----------    ----------
Earnings (loss) per share:
Weighted average number
  of shares outstanding               4,000,000     5,000,000      4,000,000     4,373,626
Common equivalent shares from
  options issued during the
  twelve month period to the
  filing of the SB-2 (using
 the treasury stock method)              50,150             -         50,150        31,413
Weighted average number of
  common stock equivalent
  shares from options and
  warrants (using the
  treasury stock method)                      -        93,226              -        93,227
                                      ---------    ----------     ----------    ----------
Total                                 4,050,150     5,093,226      4,050,150     4,498,266
                                      ---------    ----------     ----------    ----------
                                      ---------    ----------     ----------    ----------

Net income (loss)                     ($103,260)   $   99,889     $  812,666    $  775,124
                                      ---------    ----------     ----------    ----------
Earnings (loss) per share                ($0.03)        $0.02          $0.20         $0.17
                                      ---------    ----------     ----------    ----------
                                      ---------    ----------     ----------    ----------
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